Exhibit 5.5

October 14, 2014

Walter Investment Management Corp.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as Maryland counsel to Walter Investment Management Corp., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by the Company of $575,000,000 aggregate principal amount of the Company’s 7.875% Senior Notes due 2021 (the “Exchange Securities”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company and certain subsidiary guarantors (the “Guarantors”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1933, as amended (the “1933 Act”). The Exchange Securities will be issued by the Company in exchange for the outstanding $575,000,000 aggregate principal amount of the Company’s 7.875% Senior Notes due 2021 (the “Original Securities”) that were issued pursuant to that certain Purchase Agreement, dated December 12, 2013 (the “Purchase Agreement”), by and among the Company, the Guarantors, and Barclays Capital, Inc., as representative of the several initial purchasers named in Schedule A thereto. This firm did not participate in the negotiation or drafting of the Purchase Agreement or the Indenture (as defined herein).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.        The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2.        The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.        The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.        A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Walter Investment Management Corp.

October 14, 2014

5.        Resolutions adopted by the Board of Directors of the Company and a duly authorized committee thereof relating to, among other matters, (a) the sale and issuance of the Original Securities, (b) the issuance of the Exchange Securities and (c) the execution, delivery and performance by the Company of the Indenture (the “Resolutions”), certified as of the date hereof by an officer of the Company;

6.        The Purchase Agreement;

7.        The Indenture, dated as of December 17, 2013 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee;

8.        A certificate executed by an officer of the Company, dated as of the date hereof; and

9.        Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.        Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.        Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.        Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.        All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Walter Investment Management Corp.

October 14, 2014

5.        The Exchange Securities, if and when issued, will have substantially identical terms as the Original Securities, except that the Exchange Securities will not bear restrictive legends, and be issued in exchange therefor as contemplated by the Indenture, the Purchase Agreement and the Registration Statement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.        The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.        The execution, delivery and performance of the Indenture have been duly authorized by all necessary corporate action on the part of the Company. The Exchange Securities have been duly authorized for issuance by the Company.

3.        The Indenture has been duly executed and delivered by the Company.

4.        The issuance of the Exchange Securities does not conflict with or violate (a) the Charter or (b) any Maryland law, regulation or rule applicable to the Company.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. Our opinion expressed in paragraph 4(b) above is based upon our consideration of only those laws, regulations and rules of the State of Maryland, if any, which, in our experience, are normally applicable to transactions of the type referred to in such paragraph. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Walter Investment Management Corp.

October 14, 2014

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. Simpson Thacher & Bartlett LLP, counsel to the Company, may rely on this opinion in connection with any opinion to be delivered by it in connection with the Exchange Securities. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP

Venable LLP